January 24, 2008

Mr. Michael Falcone
Municipal Mortgage & Equity, LLC
621 East Pratt Street, Suite 300 Baltimore, MD 21202

Dear Mike,

As we discussed at our last board and compensation committee, we are not going to be finished creating a new long term incentive program in time to complete your contract by January 1, 2008.

With that in mind, we have both agreed that the simplest thing is to enter into this basic letter agreement with a plan to complete a full contract prior to the end of the first quarter.

Given the above, this is to confirm that we have agreed to the following:

1. Your salary shall be $500,000 per year.

2.	You will receive the normal benefits paid to our employees except that the death and disability provisions in your previous contract shall carry over.

3.	If for any reason you are terminated prior to the execution of a new contract, you shall be paid $2.5 million except that after a termination following a change of control you shall be paid $5 million.

4.	The Indemnification and covenant not to compete provisions of your previous contract shall carry over.

5. It is the intent of both parties to complete a formal contract prior to April 1, 2007.

6. As you have proposed, you will not be paid an annual incentive bonus for 2007.

Your leadership through these tough times has been greatly appreciated. You continue to have our full support.

/s/ Robert S. Hillman
Robert S. Hillman
Chair Compensation Committee

Agreed and Accepted

/s/ Michael L. Falcone
Michael L. Falcone